Exhibit (99).A

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan  651-293-2809

ECOLAB DIRECTOR NOMINEES ELECTED;

ANNUAL MEETING RESULTS ANNOUNCED

ST. PAUL, Minn., May 5, 2011: Ecolab Inc. stockholders today elected the slate of four director nominees for a term ending in 2013:  Douglas M. Baker, Jr., Barbara J. Beck, Jerry W. Levin and Robert L. Lumpkins.  Each nominee received more than 95% of the votes cast.

In other action at today’s meeting, the company’s stockholders ratified the appointment of PricewaterhouseCoopers LLP as Ecolab’s independent registered public accounting firm for 2011; approved amendments to the Ecolab Stock Purchase Plan; approved on an advisory basis the compensation of executives disclosed in the proxy statement; and advised of a preference for the annual frequency of future stockholder advisory votes on executive compensation.  Also at the meeting, two stockholder proposals were voted upon: a stockholder proposal requesting the Board of Directors to adopt a policy on the human right to water was not approved; and a stockholder proposal requesting the Board to take action to eliminate super-majority voting was approved.

The final vote tabulation on all matters at today’s meeting will be reported to the U.S. Securities Exchange Commission on a current report on Form 8-K and such report will be made available on the company’s web site.

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With sales of $6 billion and more than 26,000 associates, Ecolab (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

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(ECL-C)